Exhibit 99.1

Contact:	Eric Elliott
Vice President of Investor Relations
(337) 233-1307
eric.elliott@lhcgroup.com
LHC GROUP ADOPTS
STOCKHOLDER PROTECTION RIGHTS PLAN
LAFAYETTE, Louisiana (March 10, 2008) – LHC Group, Inc. (NASDAQ: LHCG), a premier provider of post-acute healthcare services primarily in non-urban markets in the United States, announced today that it has adopted a Stockholder Protection Rights Plan designed to strengthen the ability of its Board of Directors to protect stockholders’ rights.
The rights plan is designed to protect LHC Group stockholders against abusive or coercive takeover tactics and takeover tactics not in the best interest of LHC Group, Inc. and its stockholders, such as acquisitions of control without paying all stockholders a fair premium, coercive tender offers and inadequate offers. The rights plan is not intended to prevent an offer that the Board concludes is in the best interests of LHC Group, Inc. and its stockholders.
Keith G. Myers, chief executive officer and chairman of the Board of Directors of LHC Group, stated, “This rights plan is intended to protect our stockholders should LHC Group become the target of hostile or unfriendly takeover tactics. The rights plan is not being adopted in response to any unsolicited takeover proposal. It is designed to assure that all LHC Group stockholders receive a fair price for their shares in the event of an acquisition of the Company. It is also designed to make certain that all LHC Group stockholders receive full and fair treatment in the event of an attempted takeover.”
To implement the plan, the Board declared a dividend of one right payable March 10, 2008, for each share of LHC Group’s common stock, par value $0.01 per share, held of record as of the close of business on such date. Each right represents the right in certain cases to purchase securities of LHC Group upon the terms and subject to the conditions set forth in the Stockholder Protection Rights Agreement dated March 10, 2008. The Stockholder Protection Rights Agreement is an exhibit to a Form 8-K which will be filed with the U.S. Securities and Exchange Commission. Details of the rights plan are also outlined in a letter that will be mailed to all stockholders of record at the close of business on March 10, 2008.

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LHCG Adopts Stockholder Protection Rights Plan

March 10, 2008
Some of the key features of the plan include a 20% threshold for triggering events, a three-year term, an independent director evaluation provision (commonly known as a “TIDE” provision) and a stockholder redemption feature allowing stockholders to vote at a special meeting that would be called to consider qualified offers. We also intend to submit this plan to our stockholders for ratification at our upcoming annual meeting.
LHC Group is a premier provider of post-acute healthcare services primarily in non-urban markets in the United States. LHC Group provides home-based services through its home nursing agencies and hospices and facility-based services through its long-term acute care hospitals and rehabilitation facilities.
Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate” or similar expressions. Forward-looking statements involve a number of risks and uncertainties and there can be no assurance that any forward-looking statements will prove to be accurate. Important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements include: changes in reimbursement, changes in government regulations, changes in our relationships with referral sources, increased competition for our services, increased competition for joint venture and acquisition candidates and changes in the interpretation of government regulations. LHC Group undertakes no obligation to update or revise any forward-looking statements. Further information regarding risks, uncertainties and other factors that could adversely affect LHC Group or cause actual results to differ materially from those anticipated in forward-looking statements are included in LHC Group’s Form 10K for the year ended December 31, 2006, filed with the Securities and Exchange Commission.
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